August 18, 2017

Amtech Systems, Inc.
131 S. Clark Drive
Tempe, Arizona 85281

Re: Registration Statement on Form S-3 Filed by Amtech Systems, Inc.

We have acted as counsel to Amtech Systems, Inc., an Arizona corporation (the “Company”), in connection with the registration by the Company of 1,055,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”) issuable pursuant to the Underwriting Agreement dated as of August 18, 2017 by and between the Company and Roth Capital Partners, LLC (the “Underwriting Agreement”) and the Company’s registration statement on Form S-3 (Registration No. 333-215604), as amended, filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and declared effective by the SEC on February 6, 2017 (the “Registration Statement”), including a base prospectus and a prospectus supplement relating to the Shares (together, the “Prospectus”). Capitalized terms used herein which are defined in the Underwriting Agreement have the respective meanings ascribed thereto in the Underwriting Agreement, unless otherwise defined herein.

In our capacity as counsel to the Company in connection with the registration of the Shares, we have examined: (i) the Registration Statement, the Time of Sale Disclosure Package and the Preliminary Prospectus Supplement; (ii) the Company’s amended articles of incorporation and by-laws; (iii) certain resolutions of the Company’s board of directors; and (iv) such other proceedings, documents and records as we have deemed necessary for purposes of this opinion.

In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized, and upon issuance pursuant to the Underwriting Agreement in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the laws of the State of Arizona as in effect as of the date hereof, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein. The foregoing opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 18, 2017 and to the reference to us under the heading “Legal Matters” in the Final Prospectus.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP